Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-8 to be filed on or about April 5, 2024 of our report dated March 25, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 26, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 5, 2024